Exhibit 99.01

Education Management Names Nelson CEO, McKernan Executive Chairman

          PITTSBURGH, Feb. 8 /PRNewswire/ -- Education Management LLC today announced that, effective February 20, 2007, Todd S. Nelson will become its new President and Chief Executive Officer and a member of the company’s Board of Directors, and its current Chief Executive Officer, John R. McKernan, Jr., will become Executive Chairman and remain Chairman of the Board of Directors.

          Mr. Nelson is a former President and Chief Executive Officer of Apollo Group, the largest company in the for-profit higher education industry and parent company of the University of Phoenix.

          In making the announcement Mr. McKernan said, “Bringing Todd on board as our Chief Executive Officer continues us on the path to becoming the pre- eminent global higher education company. As we invest in our future, Todd gives us unparalleled operating experience in the business of higher education.”

          Commenting on his appointment, Mr. Nelson added, “I look forward to joining Jock and the management team to build on Education Management’s reputation for quality and doing things the right way. Given the breadth of their academic programs, the expertise of the faculty and staff throughout the organization, and their recent successes in the online offerings, the foundation for broad programmatic and geographic growth, both in the U.S. and overseas, is clearly in place.”

          On June 1, 2006, a consortium of investors acquired Education Management in a transaction valued at approximately $3.4 billion.  The principal investors in Education Management are Providence Equity Partners, Goldman Sachs Capital Partners and Leeds Equity Partners.

          About Education Management

          Education Management (www.edmc.com), with over 80,300 students as of Fall 2006, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue. Education Management has 74 primary locations in 24 states and two Canadian provinces. Education Management’s educational institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate’s through doctoral degrees. Education Management has provided career-oriented education for over 40 years.

          This press release may include information that could constitute forward- looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

Investor Contact:
James Sober, CFA
Vice President, Finance
(412) 995-7684

Media Contact:
Jacki Muller
Vice President, Public Relations
(412) 995-7262

SOURCE  Education Management LLC
          -0-                                                            02/08/2007
          /CONTACT: Investors, James Sober, CFA Vice President, Finance, +1-412-995-7684, or Media, Jacki Muller, Vice President, Public Relations, +1-412-995-7262, both of Education Management LLC/
          /Web site: http://www.edmc.com /